As filed with the Securities and Exchange Commission on August 27, 2020.

Securities Act File No. 333-236646

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM N-14

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pre-Effective Amendment No.    ☐

Post-Effective Amendment No. 1  ☒

COLUMBIA FUNDS SERIES TRUST II

(Exact Name of Registrant as Specified in Charter)

225 Franklin Street, Boston, Massachusetts 02110

(Address of Principal Executive Officers) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (800) 345-6611

Christopher O. Petersen, Esq. c/o Columbia Management Investment Advisers, LLC 225 Franklin Street Boston, Massachusetts 02110	Ryan C. Larrenaga, Esq. c/o Columbia Management Investment Advisers, LLC 225 Franklin Street Boston, Massachusetts 02110

(Name and Address of Agents for Service)

With a copy to:

Deborah Bielicke Eades

Vedder Price P.C.

222 North LaSalle Street

Chicago, Illinois 60601

The Combined Information Statement/Prospectus and Statement of Additional Information filed as Parts A and B, respectively, in Pre-Effective Amendment No. 1 to Registrant’s Form N-14/A (File No. 333-236646) that was declared effective with the Commission under the Securities Act of 1933, as amended, on April 16, 2020 (Accession Number 0001193125-20-105469) constitute Part A and Part B of this Post-Effective Amendment No. 1 and are incorporated herein by reference.

This Post-Effective Amendment relates solely to Class A, Class Adv, Class C, Class Inst, Class Inst2, Class Inst3 and Class R shares of the Columbia Capital Allocation Aggressive Portfolio; Class A, Class Adv, Class C, Class Inst, Class Inst2, Class Inst3 and Class R shares of the Columbia Select Global Equity Fund; and Class A, Class Adv, Class C, Class Inst, Class Inst2 and Class Inst3 shares of the Columbia Overseas Core Fund; each, a series of the Registrant. This amendment is being filed for the sole purpose of adding to Part C of the Registration Statement the executed tax opinion of Vedder Price P.C. supporting the tax matters discussed in the Combined Information Statement/Prospectus.

COLUMBIA FUNDS SERIES TRUST II

PART C

OTHER INFORMATION

PART C. OTHER INFORMATION

Item 15.	Indemnification

Article VII of the Registrant’s Agreement and Declaration of Trust, as amended, provides that no trustee or officer of the Registrant shall be subject to any liability to any person in connection with Registrant property or the affairs of the Registrant, and no trustee shall be responsible or liable in any event for any neglect or wrongdoing of any officer, agent, employee, investment adviser or principal underwriter of the Registrant or for the act or omission of any other trustee, all as more fully set forth in the Agreement and Declaration of Trust, which is filed as an exhibit to this registration statement. Article X of the Registrant’s Bylaws provides that each person made or threatened to be made a party to or is involved in any actual or threatened proceeding by reason of the former or present capacity as a trustee or officer of the Registrant or who, while a trustee or officer, is or was serving at the request of the Registrant or whose duties as a trustee or officer involve or involved service as a director, officer, partner, trustee or agent of another organization or employee benefit plan whether the basis of any proceeding is alleged action in an official capacity or in any capacity while serving as a director, officer, partner, trustee or agent, shall be indemnified by the Registrant, under specified circumstances, all as more fully set forth in the Bylaws, which are filed as an exhibit to the registration statement.

Section 17(h) of the Investment Company Act of 1940 (1940 Act) provides that no instrument pursuant to which Registrant is organized or administered shall contain any provision which protects or purports to protect any trustee or officer of Registrant against any liability to Registrant or its shareholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office.

The Registrant’s Declaration of Trust provides that nothing in the Declaration of Trust shall protect any trustee or officer against any liabilities to the Registrant or its shareholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office or position with or on behalf of the Registrant and the Registrant’s Bylaws provides that no indemnification will be made in violation of the provisions of the 1940 Act.

Pursuant to the Distribution Agreement, Columbia Management Investment Distributors, Inc. agrees to indemnify the Registrant, its officers and trustees against claims, demands, liabilities and expenses under specified circumstances, all as more fully set forth in the Registrant’s Distribution Agreement, which has been filed as an exhibit to the registration statement.

The Registrant may be party to other contracts that include indemnification provisions for the benefit of the Registrant’s trustees and officers.

The trustees and officers of the Registrant and the personnel of the Registrant’s investment adviser and principal underwriter are insured under an errors and omissions liability insurance policy. Registrant’s investment adviser, Columbia Management Investment Advisers, LLC, maintains investment advisory professional liability insurance to insure it, for the benefit of Registrant and its non-interested trustees, against loss arising out of any effort, omission, or breach of any duty owed to Registrant or any series of Registrant by Columbia Management Investment Advisers, LLC.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the 1933 Act) may be permitted to trustees, officers and controlling persons of the Registrant by the Registrant pursuant to the Registrant’s organizational instruments or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission (SEC), such indemnification is against public policy as expressed in the 1933 Act and, therefore, is unenforceable.

Item 16.	Exhibits

(1)	(a) Agreement and Declaration of Trust effective January 20, 2006, is incorporated by reference to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (a)), filed on February 8, 2006.

(1)	(b) Amendment No. 1 to the Agreement and Declaration of Trust, dated September 11, 2007, is incorporated by reference to Post-Effective Amendment No. 5 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (a)(2)), filed on October 2, 2007.

(1)	(c) Amendment No. 2 to the Agreement and Declaration of Trust, dated January 8, 2009, is incorporated by reference to Post-Effective Amendment No. 8 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (a)(3)), filed on January 27, 2009.

(1)	(d) Amendment No. 3 to the Agreement and Declaration of Trust, dated August 9, 2010, is incorporated by reference to Post-Effective Amendment No. 19 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (a)(4)), filed on March 4, 2011.

(1)	(e) Amendment No. 4 to the Agreement and Declaration of Trust, dated January 13, 2011, is incorporated by reference to Post-Effective Amendment No. 19 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (a)(5)), filed on March 4, 2011.

(1)	(f) Amendment No. 5 to the Agreement and Declaration of Trust, dated April 14, 2011, is incorporated by reference to Post-Effective Amendment No. 33 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (a)(6)), filed on July 29, 2011.

(1)	(g) Amendment No. 6 to the Agreement and Declaration of Trust, dated January 12, 2012, is incorporated by reference to Post-Effective Amendment No. 52 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (a)(7)), filed on February 24, 2012.

(1)	(h) Amendment No. 7 to the Agreement and Declaration of Trust, dated December 12, 2012, is incorporated by reference to Post-Effective Amendment No. 87 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (a)(8)), filed on May 30, 2013.

(1)	(i) Amendment No. 8 to the Agreement and Declaration of Trust, dated November 20, 2013, is incorporated by reference to Post-Effective Amendment No. 99 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (a)(9)), filed on November 27, 2013.

(1)	(j) Amendment No. 9 to the Agreement and Declaration of Trust, dated April 11, 2014, is incorporated by reference to Post-Effective Amendment No. 107 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (a)(10)), filed on April 23, 2014.

(1)	(k) Amendment No. 10 to the Agreement and Declaration of Trust, dated June 17, 2014, is incorporated by reference to Post-Effective Amendment No. 112 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (a)(11)), filed on June 27, 2014.

(1)	(l) Amendment No. 11 to the Agreement and Declaration of Trust, dated September 15, 2014, is incorporated by reference to Post-Effective Amendment No. 118 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (a)(12)), filed on September 26, 2014.

(1)	(m) Amendment No. 12 to the Agreement and Declaration of Trust, dated January 28, 2015, is incorporated by reference to Post-Effective Amendment No. 125 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (a)(13)), filed on February 27, 2015.

(1)	(n) Amendment No. 13 to the Agreement and Declaration of Trust, dated April 14, 2015, is incorporated by reference to Post-Effective Amendment No. 128 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (a)(14)), filed on May 28, 2015.

(1)	(o) Amendment No. 14 to the Agreement and Declaration of Trust, dated December 15, 2015, is incorporated by reference to Post-Effective Amendment No. 139 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (a)(15)), filed on December 21, 2015.

(1)	(p) Amendment No. 15 to the Agreement and Declaration of Trust, dated April 19, 2016, is incorporated by reference to Post-Effective Amendment No. 143 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (a)(16)), filed on May 27, 2016.

(1)	(q) Amendment No. 16 to the Agreement and Declaration of Trust, dated June 14, 2016, is incorporated by reference to Post-Effective Amendment No. 145 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (a)(17)), filed on June 27, 2016.

(1)	(r) Amendment No. 17 to the Agreement and Declaration of Trust, dated November 14, 2016, is incorporated by reference to Post-Effective Amendment No. 154 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (a)(18)), filed on November 23, 2016.

(1)	(s) Amendment No. 18 to the Agreement and Declaration of Trust, dated March 13, 2017, is incorporated by reference to Post-Effective Amendment No. 160 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (a)(19)), filed on March 30, 2017.

(1)	(t) Amendment No. 19 to the Agreement and Declaration of Trust, dated December 19, 2017, is incorporated by reference to Post-Effective Amendment No. 175 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (a)(20)), filed on February 16, 2018.

(1)	(u) Amendment No. 20 to the Agreement and Declaration of Trust, dated February 1, 2018, is incorporated by reference to Post-Effective Amendment No. 175 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (a)(21)), filed on February 16, 2018.

(1)	(v) Amendment No. 21 to the Agreement and Declaration of Trust, dated March 13, 2018, is incorporated by reference to Post-Effective Amendment No. 179 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (a)(22)), filed on May 25, 2018.

(1)	(w) Amendment No. 22 to the Agreement and Declaration of Trust, dated September 13, 2018, is incorporated by reference to Post-Effective Amendment No. 186 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (a)(23)), filed on September 27, 2018.

(1)	(x) Amendment No. 23 to the Agreement and Declaration of Trust, dated November 14, 2018, is incorporated by reference to Post-Effective Amendment No. 188 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (a)(24)), filed on November 27, 2018.

(1)	(y) Amendment No. 24 to the Agreement and Declaration of Trust, dated January 30, 2019, is incorporated by reference to Post-Effective Amendment No. 192 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (a)(25)), filed on February 27, 2019.

(2)	By-laws as amended March 17, 2020, are incorporated by reference to Post-Effective Amendment No. 1 to Registration Statement No. 333-236633 of the Registrant on Form N-14, filed on April 9, 2020.

(3)	Not applicable.

(4)	Agreement and Plan of Reorganization is incorporated by reference to Registration Statement No. 333-236646 of the Registrant on Form N-14, filed on February 26, 2020.

(5)	Articles III and V of the Registrant’s Agreement and Declaration of Trust dated January 20, 2006 define the rights of holders of securities being registered.

(6)	(a) Management Agreement (amended and restated), dated April 25, 2016, between Columbia Management Investment Advisers, LLC, the Registrant, Columbia Funds Series Trust and Columbia Funds Variable Series Trust II, is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of Columbia Funds Variable Series Trust II on Form N-1A (Exhibit (d)(1)), filed on April 28, 2016.

(6)	(b) Schedule A and Schedule B, effective July 1, 2019, to the Management Agreement (amended and restated), dated April 25, 2016, between Columbia Management Investment Advisers, LLC, the Registrant, Columbia Funds Series Trust and Columbia Funds Variable Series Trust II, are incorporated by reference to Post-Effective Amendment No. 184 to Registration Statement No. 333-89661 of Columbia Funds Series Trust on Form N-1A (Exhibit (d)(1)(i)), filed on July 29, 2019.

(6)	(c) Form of Schedule A and Schedule B to the Management Agreement (amended and restated), dated April 25, 2016, between Columbia Management Investment Advisers, LLC, the Registrant, Columbia Funds Series Trust II and Columbia Variable Series Trust II, are incorporated by reference to Registration Statement No. 333-236646 of the Registrant on Form N-14 (Exhibit 16), filed on February 26, 2020.

(6)	(d) Management Agreement, dated November 15, 2017, between Columbia Management Investment Advisers, LLC, the Registrant, Columbia Funds Series Trust and Columbia Funds Variable Series Trust II, is incorporated by reference to Post-Effective Amendment No. 59 to Registration Statement No. 333-146374 of Columbia Funds Variable Series Trust II on Form N-1A (Exhibit (d)(2)), filed on December 19, 2017.

(6)	(e) Schedule A and Schedule B, effective February 2, 2018, to the Management Agreement between Columbia Management Investment Advisers, LLC, the Registrant, Columbia Funds Series Trust and Columbia Funds Variable Series Trust II, effective November 15, 2017, are incorporated by reference to Post-Effective Amendment No. 175 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (d)(2)(i)), filed on February 16, 2018.

(6)	(f) Form of Schedule A and Schedule B to the Management Agreement between Columbia Management Investment Advisers, LLC, the Registrant, Columbia Funds Series Trust and Columbia Funds Variable Series Trust II, effective November 15, 2017, are incorporated by reference to Registration Statement No. 333-236646 of the Registrant on Form N-14 (Exhibit 16), filed on February 26, 2020.

(6)	(g) Management Agreement between Columbia Management Investment Advisers, LLC and CCSF Offshore Fund, Ltd., a wholly-owned subsidiary of Columbia Commodity Strategy Fund, a series of the Registrant, effective October 1, 2015, is incorporated by reference to Post-Effective Amendment No. 134 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (d)(6)), filed on September 28, 2015.

(6)	(h) Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Diamond Hill Capital Management, Inc., dated September 14, 2016, is incorporated by reference to Post-Effective Amendment No. 150 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (d)(4)), filed on September 28, 2016.

(6)	(i) Amendment No. 1, as of June 7, 2018, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Diamond Hill Capital Management, Inc., dated September 14, 2016, is incorporated by reference to Post-Effective Amendment No. 188 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (d)(4)(i)), filed on November 27, 2018.

(6)	(j) Amendment No. 2, as of November 20, 2019, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Diamond Hill Capital Management, Inc., dated September 14, 2016, amended June 7, 2018, is incorporated by reference to Post-Effective Amendment No. 206 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (d)(4)(ii), filed on December 20, 2019.

(6)	(k) Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Dimensional Fund Advisors, L.P., dated September 23, 2011, as amended on December 5, 2013, is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of Columbia Funds Variable Series Trust II on Form N-1A (Exhibit (d)(9)), filed on May 15, 2014.

(6)	(l) Amendment No. 2, as of June 5, 2014, to the Subadvisory Agreement, dated September 23, 2011, amended December 5, 2013, between Columbia Management Investment Advisers, LLC and Dimensional Fund Advisors, L.P., is incorporated by reference to Post-Effective Amendment No. 41 to Registration Statement No. 333-146374 of Columbia Funds Variable Series Trust II on Form N-1A (Exhibit (d)(10)), filed on August 20, 2014.

(6)	(m) Amendment No. 3, as of January 30, 2019, to the Subadvisory Agreement, dated September 23, 2011, amended December 5, 2013 and June 5, 2014, between Columbia Management Investment Advisers, LLC and Dimensional Fund Advisors, L.P., is incorporated by reference to Post-Effective Amendment No. 68 to Registration Statement No. 333-146374 of Columbia Funds Variable Series Trust II on Form N-1A (Exhibit (d)(10)(ii)), filed on April 26, 2019.

(6)	(n) Amendment No. 4, as of November 20, 2019, to the Subadvisory Agreement, dated September 23, 2011, amended December 5, 2013, June 5, 2014 and January 30, 2019 between Columbia Management Investment Advisers, LLC and Dimensional Fund Advisors, L.P., is incorporated by reference to Post-Effective Amendment No. 206 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (d)(5)(iii)), filed on December 20, 2019.

(6)	(o) Amended and Restated Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Threadneedle International Limited, dated June 11, 2008, last amended January 16, 2013, is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of Columbia Funds Variable Series Trust II on Form N-1A (Exhibit (d)(27)), filed on May 15, 2014.

(6)	(p) Amendment No. 6, as of November 1, 2018, to Amended and Restated Subadvisory Agreement, dated June 11, 2008, last amended January 16, 2013, between Columbia Management Investment Advisers, LLC and Threadneedle International Limited is incorporated by reference to Post-Effective Amendment No. 196 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (d)(7)(i)), filed on June 27, 2019.

(7)	(a) Distribution Agreement between Columbia Management Investment Distributors, Inc. and the Registrant, dated March 1, 2016, is incorporated by reference to Post-Effective Amendment No. 143 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (e)(1)), filed on May 27, 2016.

(7)	(b) Schedule I, as of July 1, 2019, and Schedule II, as of September 7, 2010, to the Distribution Agreement between Columbia Management Investment Distributors, Inc. and the Registrant, dated March 1, 2016, are incorporated by reference to Post-Effective Amendment No. 198 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (e)(1)(i)), filed on August 26, 2019.

(7)	(c) Form of Mutual Fund Sales Agreement is incorporated by reference to Post-Effective Amendment No. 196 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (e)(2)), filed on June 27, 2019.

(8)	Deferred Compensation Plan, adopted as of December 31, 2011, is incorporated by reference to Post-Effective Amendment No. 52 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (f)), filed on February 24, 2012.

(9)	(a) Second Amended and Restated Master Global Custody Agreement with JPMorgan Chase Bank, N.A., dated March 7, 2011, is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of Columbia Funds Variable Series Trust II on Form N-1A (Exhibit (g)(1)), filed on May 15, 2014.

(9)	(b) Addendum (related to Columbia Commodity Strategy Fund), dated July 15, 2011, Addendum (related to Columbia Flexible Capital Income Fund), dated July 15, 2011, Addendum (related to Multi-Manager Value Strategies Fund, formerly known as Active Portfolios® Multi-Manager Value Fund and Columbia Active Portfolios – Diversified Equity Income Fund), dated March 9, 2012, and Addendum (related to Columbia Mortgage Opportunities Fund), dated March 7, 2014, to the Second Amended and Restated Master Global Custody Agreement with JPMorgan Chase Bank, N.A., dated March 7, 2011, are incorporated by reference to Post-Effective Amendment No. 109 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (g)(2)), filed on May 30, 2014.

(9)	(c) Side letter (related to the China Connect Service on behalf of Columbia Global Opportunities Fund, Columbia Contrarian Asia Pacific Fund and Columbia Overseas Core Fund), dated March 6, 2018, to the Second Amended and Restated Master Global Custody Agreement with JPMorgan Chase Bank, N.A., dated March 7, 2011, is incorporated by reference to Post-Effective Amendment No. 179 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (g)(3)), filed on May 25, 2018.

(9)	(d) Addendum, effective April 1, 2016, to the Second Amended and Restated Master Global Custody Agreement with JPMorgan Chase Bank, N.A., dated March 7, 2011, is incorporated by reference to Post-Effective Amendment No. 297 to Registration Statement No. 2-99356 of Columbia Funds Series Trust I on Form N-1A (Exhibit (g)(7)), filed on May 30, 2017.

(9)	(e) Addendum (related to Columbia Overseas Core Fund), dated January 26, 2018, to the Second Amended and Restated Master Global Custody Agreement with JPMorgan Chase Bank, N.A., dated March 7, 2011, is incorporated by reference to Post-Effective Amendment No. 175 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (g)(5)), filed on February 16, 2018.

(10)	(a) Plan of Distribution and Amended and Restated Agreement of Distribution between Columbia Management Investment Distributors, Inc. and the Registrant, dated November 7, 2008, amended and restated September 27, 2010, is incorporated by reference to Post-Effective Amendment No. 107 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (m)(1)), filed on April 23, 2014.

(10)	(b) Schedule A, dated July 1, 2019, to the Plan of Distribution and Amended and Restated Agreement of Distribution between Columbia Management Investment Distributors, Inc. and the Registrant, dated November 7, 2008, amended and restated September 27, 2010, is incorporated by reference to Post-Effective Amendment No. 198 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (m)(1)(i)), filed on August 26, 2019.

(10)	(c) Shareholder Services Plan (Class V (formerly known as Class T) Shares) is incorporated by reference to Post-Effective Amendment No. 166 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (m)(3)), filed on August 25, 2017.

(10)	(d) Shareholder Servicing Plan Implementation Agreement (Class V (formerly known as Class T) Shares) is incorporated by reference to Post-Effective Amendment No. 181 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (m)(3), filed on June 27, 2018.

(10)	(e) Schedule I, effective December 1, 2014, amended and restated June 21, 2017, to Shareholder Servicing Plan Implementation Agreement (Class V (formerly known as Class T) Shares) is incorporated by reference to Post-Effective Amendment No. 166 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (m)(5)), filed on August 25, 2017.

(10)	(f) Rule 18f – 3 Multi-Class Plan, amended and restated as of November 18, 2019, is incorporated by reference to Post-Effective Amendment No. 205 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (f)), filed on December 17, 2019.

(11)	Opinion and consent of Seward & Kissel LLP dated February 25, 2020 as to the legality of the securities being registered is incorporated by reference to Registration Statement No. 333-236646 of the Registrant on Form N-14, filed on February 26, 2020.

(12)	Opinion and consent of Vedder Price P.C. supporting the tax matters discussed in the Combined Information Statement/Prospectus is filed herewith.

(13)	(a) Transfer and Dividend Disbursing Agent Agreement between Columbia Management Investment Services Corp. and the Registrant, dated March 1, 2016, is incorporated by reference to Post-Effective Amendment No. 162 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (h)(1)), filed on May 30, 2017.

(13)	(b) Schedule A and Schedule B, effective July 1, 2019, to the Transfer and Dividend Disbursing Agent Agreement between Columbia Management Investment Services Corp. and the Registrant, dated March 1, 2016, are incorporated by reference to Post-Effective Amendment No. 198 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (h)(1)(i)), filed on August 26, 2019.

(13)	(c) Amended and Restated Fee Waiver and Expense Cap Agreement, effective July 1, 2016, by and among Columbia Management Investment Advisers, LLC, Columbia Management Investment Distributors, Inc., Columbia Management Investment Services Corp., the Registrant, Columbia Funds Series Trust and Columbia Funds Variable Series Trust II, is incorporated by reference to Post-Effective Amendment No. 145 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (h)(5)), filed on June 27, 2016.

(13)	(d) Schedule A, effective July 1, 2019, to the Amended and Restated Fee Waiver and Expense Cap Agreement, effective July 1, 2016, by and among Columbia Management Investment Advisers, LLC, Columbia Management Investment Distributors, Inc., Columbia Management Investment Services Corp., the Registrant, Columbia Funds Series Trust and Columbia Funds Variable Series Trust II, is incorporated by reference to Post-Effective Amendment No. 184 to Registration Statement No. 333-89661 of Columbia Funds Series Trust on Form N-1A (Exhibit (h)(2)(i)), filed on July 29, 2019.

(13)	(e) Agreement and Plan of Reorganization, dated December 20, 2010, is incorporated by reference to Post-Effective Amendment No. 15 to Registration Statement No. 333-146374 of Columbia Funds Variable Series Trust II on Form N-1A (Exhibit (h)(9)), filed on April 29, 2011.

(13)	(f) Agreement and Plan of Reorganization, dated October 9, 2012, is incorporated by reference to Post-Effective Amendment No. 87 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (h)(6)), filed on May 30, 2013.

(13)	(g) Agreement and Plan of Redomiciling, dated December 20, 2010, is incorporated by reference to Post-Effective Amendment No. 15 to Registration Statement No. 333-146374 of Columbia Funds Variable Series Trust II on Form N-1A (Exhibit (h)(10)), filed on April 29, 2011.

(13)	(h) Agreement and Plan of Reorganization, dated December 17, 2015, is incorporated by reference to Registration Statement No. 333-208706 of Columbia Funds Series Trust on Form N-14 (Exhibit (4)), filed on December 22, 2015.

(13)	(i) Amended and Restated Credit Agreement, as of December 3, 2019, is incorporated by reference to Post-Effective Amendment No. 206 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (h)(7)), filed on December 20, 2019.

(13)	(j) Master InterFund Lending Agreement, dated May 1, 2018, is incorporated by reference to Post-Effective Amendment No. 179 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (h)(11)), filed on May 25, 2018.

(13)	(k) Schedule A and Schedule B, effective July 1, 2019, to the Master Inter-Fund Lending Agreement, dated May 1, 2018, is incorporated by reference to Post-Effective Amendment No. 184 to Registration Statement No. 333-89661 of Columbia Funds Series Trust on Form N-1A (Exhibit (h)(8)(i)), filed on July 29, 2019.

(13)	(l) Code of Ethics adopted under Rule 17j-1 for Registrant, effective March 2019, is incorporated by reference to Post-Effective Amendment No. 68 to Registration Statement No. 333-146374 of Columbia Funds Variable Series Trust II on Form N-1A (Exhibit (p)(1)), filed on April 26, 2019.

(13)	(m) Columbia Threadneedle Global Personal Account Dealing and Code of Ethics Policy, effective December 2018, is incorporated by reference to Post-Effective Amendment No. 345 to Registration Statement No. 2-99356 of Columbia Funds Series Trust I on Form N-1A (Exhibit (p)(2)), filed on February 15, 2019.

(13)	(n) Diamond Hill Capital Management, Inc. Code of Ethics, amended December 31, 2018, is incorporated by reference to Post-Effective Amendment No. 192 to Registration Statement No. 333-131683 of the Registrant on Form N-1A (Exhibit (p)(3)), filed on February 27, 2019.

(13)	(o) Dimensional Fund Advisors, L.P. Code of Ethics, effective January 1, 2019, is incorporated by reference to Post-Effective Amendment No. 68 to Registration Statement No. 333-146374 of Columbia Funds Variable Series Trust II on Form N-1A (Exhibit (p)(9)), filed on April 26, 2019.

(14)	Consent of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP), dated April 13, 2020, is incorporated by reference to Pre-Effective Amendment No. 1 to Registration Statement No. 333-236646 of the Registrant on Form N-14 (Exhibit (14)), filed on April 14, 2020.

(15)	Not applicable.

(16)	Trustees Power of Attorney to sign Registration Statement and all amendments, is incorporated by reference to Registration Statement No. 333-236646 of the Registrant on Form N-14 (Exhibit 16), filed on February 26, 2020.

(17)	Not applicable.

Item 17.	Undertakings

(1)

The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)

The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 has been signed on behalf of the Registrant, in the City of Minneapolis and State of Minnesota, on the 27th day of August, 2020.

COLUMBIA FUNDS SERIES TRUST II

By:	/S/ Christopher O. Petersen
Name: Title:	Christopher O. Petersen President

As required by the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 has been signed by the following persons in the capacities indicated on the 27th day of August, 2020.

Signature	Capacity	Signature	Capacity

/s/ Christopher O. Petersen Christopher O. Petersen	President (Principal Executive Officer)	/s/ Brian J. Gallagher* Brian J. Gallagher	Trustee

/s/ Michael G. Clarke Michael G. Clarke	Chief Financial Officer (Principal Financial Officer) and Senior Vice President	/s/ Anthony M. Santomero* Anthony M. Santomero	Trustee

/s/ Joseph Beranek Joseph Beranek	Treasurer and Chief Accounting Officer (Principal Accounting Officer)	/s/ Minor M. Shaw* Minor M. Shaw	Trustee

/s/ Catherine James Paglia* Catherine James Paglia	Chair of the Board	/s/ William F. Truscott* William F. Truscott	Trustee

/s/ George S. Batejan* George S. Batejan	Trustee	/s/ Sandra Yeager* Sandra Yeager	Trustee

/s/ Kathleen A. Blatz* Kathleen A. Blatz	Trustee

/s/ Pamela G. Carlton* Pamela G. Carlton	Trustee

/s/ Patricia M. Flynn* Patricia M. Flynn	Trustee

*	By:	/s/ Christopher O. Petersen
	Name:	Christopher O. Petersen**
Attorney-in-fact

**

Executed by Christopher O. Petersen on behalf of each of the Trustees pursuant to a Power of Attorney incorporated by reference to the Registration Statement of the Registrant on Form N-14, filed with the Commission on February 26, 2020.

Exhibit Index

Exhibit No.	Description

(12)	Opinion and consent of Vedder Price P.C. supporting the tax matters discussed in the Combined Information Statement/Prospectus.